Exhibit 10.3

FY 2009 Hologic Short-Term Incentive Plan

(the “STIP”)

Performance-based Compensation

Reference is made to the Hologic, Inc. 2008 Equity Incentive Plan previously approved by the Company’s Stockholders (the “2008 Plan”). It is intended that the awards granted hereunder (the “Awards”) qualify, to the extent consistent therewith, as Annual Incentive Awards under Section 7 of the 2008 Plan and, to the extent applicable, “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Without limiting the foregoing, it is further intended that if all or a portion of an Award to any participant does not so qualify (either as an Annual Incentive Award or performance based compensation), it shall not effect the qualification of that portion of an Award that would otherwise so qualify, or otherwise reduce a participant’s Award hereunder. Without limiting the foregoing, the terms and conditions of the 2008 Plan shall apply to any Award, or portion thereof, that shall qualify as an Annual Incentive Award thereunder.

Funding

The STIP will be funded based on the Company’s Adjusted Pre-Tax Income as determined by the Compensation Committee. “Adjusted Pre-Tax Income” is the Company’s consolidated pre-tax income determined in accordance with generally accepted accounting principles (“GAAP”), before the payment of bonuses under the STIP, and further adjusted to exclude one-time or non-recurring acquisition related charges such as in-process research and development, inventory write-up to fair market value and stock option costs related to the acceleration of vesting, changes in GAAP or the interpretation or application thereof, and other one-time, non-recurring, unusual or unanticipated charges, expenses, gains or revenue, in each case as determined by the Compensation Committee. A bonus pool will be accrued at a designated percentage (the “Bonus Pool Percentage”) of adjusted pre-tax income based upon attainment of a minimum adjusted pre-tax income (the “Minimum Adjusted Pre-Tax Income”), all as determined by the Compensation Committee. The bonus pool and accrued allocation may be reduced or eliminated if Minimum Adjusted Pre-tax Income (as defined by the Compensation Committee) is not achieved. The Compensation Committee reserves the right to adjust the overall bonus pool percentage for the fiscal year. On a quarterly basis, the Company will provide guidance to the Compensation Committee for adjustments to the accrual based on current employee population data and other financial considerations. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the STIP.

Targets

Subject to the discretion of the Compensation Committee as set forth herein, 100% of targeted payout levels (“Targeted Payout Levels”) will be achieved at a combination of corporate, divisional and/or individual goals established for each participant. An individual’s bonus components and the weighting of those components are determined by such individual’s title and/or role.

Maximum and Minimum Bonus Payout; Committee Discretion

The maximum bonus payouts will be 200% of Targeted Payout Levels (e.g., an individual with a Targeted Payout Level of 60% of annual base salary target would be eligible for a 120% payout). The Compensation Committee reserves the right, in its sole and absolute discretion, to increase or decrease any bonus payouts to any participant under the STIP, regardless of the level of bonus targets that have been achieved, including, without limitation, to increase an individual bonus payout amount to exceed the 200% maximum for individual performance, or to provide for no bonus payout to a participant even through one or more targets under the STIP have been achieved. Moreover, neither the STIP, nor any action taken pursuant to the STIP, will be construed as giving any employee any right to be retained by the Company or any of its subsidiaries.

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